GUARANTEED MINIMUM INCOME BENEFIT ("GMIB") RIDER
                       (ALSO KNOWN AS THE LIVING BENEFIT)

This rider is part of your [Contract/Certificate], and the same definitions apply to the capitalized terms used herein. The benefit described in this rider is subject to all the terms contained in your [Contract/Certificate], except as modified below.

In this rider, "we", "our", and "us" means Equitable Life Assurance Society of the United States and "you" and "your" means the Owner.

THIS RIDER'S BENEFIT

On the Transaction Date that you exercise the Guaranteed Minimum Income Benefit
(GMIB), the annual lifetime income that will be provided under the fixed payout option selected will be the greater of (i) the GMIB, and (ii) the amount of income that would be provided by application of the Annuity Account Value as of the Transaction Date at our then current annuity purchase factors for the same payout option. The GMIB benefit base, as defined below, is applied to guaranteed minimum annuity purchase factors to determine the GMIB. The guaranteed minimum annuity purchase factors are shown in the attached table.

You may apply amounts during the period of time indicated below to receive a minimum amount of guaranteed lifetime income under either (i) our Life Annuity payout option or (ii) our Life Annuity with a Period Certain payout option. Other options may be available at the time of exercise. The Life Annuity payout option provides fixed annuity payments while the Annuitant is living. Payments end with the last payment made before the Annuitant's death. The Life Annuity payout option is also available on a joint and survivor basis.

[APPLICABLE FOR [CONTRACTS/CERTIFICATES] ISSUED IN THE QP, TSA AND IRA MARKETS] [The Life Annuity with a Period Certain payout option provides payment during a period certain with payments continuing for life thereafter. The period certain is based on the Annuitant's age at the time the Life Annuity with a Period Certain payout option is elected. The period certain is 10 years for Annuitants' age 60 through 75; 9 years for age 76; 8 years for age 77; 7 years for ages 78 through 83; 6 years for age 84; and 5 years for age 85. The Life Annuity with a Period Certain payout option is also available on a joint and survivor basis.]

[APPLICABLE FOR [CONTRACTS/CERTIFICATES] ISSUED IN THE NQ MARKETS]
[The Life Annuity with a Period Certain payout option provides payment during a period certain with payments continuing for life thereafter. The period certain is based on the Annuitant's age at the time the Life Annuity with a Period Certain payout option is elected. The period certain is 10 years for Annuitants' age 60 through 80; 9 years for age 81; 8 years for age 82; 7 years for ages 83; 6 years for age 84; and 5 years for age 85. The Life Annuity with a Period Certain payout option is also available on a joint and survivor basis.]

The following paragraphs describe the conditions for exercise of the GMIB.

[Contracts/Certificates] issued in the Tax Sheltered Annuity and Qualified Plan markets must convert to a traditional IRA [Contract/Certificate] to exercise the GMIB.

[APPLICABLE FOR ANNUITANT ISSUE AGES 20 THROUGH 44]
The GMIB may be available if it is exercised only within 30 days following each Contract Date Anniversary beginning with the [15th] or later Contract Date Anniversary under this [Contract/Certificate]. However, it may not be exercised later than the Contract Date Anniversary following the Annuitant's [85th] birthday.

[APPLICABLE FOR ANNUITANT ISSUE AGES 45 THROUGH 49]
The GMIB may be available if it is exercised only within 30 days following each Contract Date Anniversary on or after the Annuitant's [60th] birthday. However, it may not be exercised later than the Contract Date Anniversary following the Annuitant's [85th] birthday.


2003GMIB                               1

[APPLICABLE FOR ANNUITANT ISSUE AGES 50 THROUGH 75]
The GMIB may be available if it is exercised only within 30 days following each Contract Date Anniversary beginning with the [10th] or later Contract Date Anniversary under this [Contract/Certificate]. However, it may not be exercised later than the Contract Date Anniversary following the Annuitant's [85th] birthday.

You will begin receiving [annual] payments [12] months after the GMIB supplementary contract is issued which reflects the terms of this benefit.

GUARANTEED MINIMUM INCOME BENEFIT BASE - On the Contract Date, your [5%] Roll up to age [85] and Annual Ratchet to age [85] benefit bases are both equal to your initial Contribution [plus any Credit]. Thereafter, both benefit bases are adjusted for any subsequent Contributions, [Credits] and withdrawals and your GMIB benefit base is equal to the greater of your [5%] Roll up to age [85] or Annual Ratchet to age [85] benefit base.

[5%] ROLL UP TO AGE [85]
Your [5%] Roll up to Age [85] benefit base is credited each day with interest at an annual effective rate of [5%] ([3%] for amounts in the [EQ/Money Market Fund, EQ/Alliance Intermediate Government Securities Fund, Fixed Maturity Options [and Special Ten Year FMO, [APPLICABLE IF THE ENHANCED GPB IS ELECTED], Guaranteed Interest Account and the loan reserve account (if applicable) through the Contract Date Anniversary following the Annuitant's [85th] birthday (or the Annuitant's death, if earlier), and 0% thereafter. [The Guaranteed Minimum Income Benefit interest rate applicable during the period selected for the Special Dollar Cost Averaging Account, if applicable, will be [5%] and for the Money Market Fund (12 Month) Dollar Cost Averaging Account, if applicable, will be [5%].]

ANNUAL RATCHET TO AGE [85]
For the Annual Ratchet to Age [85] benefit base, on each Contract Date Anniversary up to the Contract Date Anniversary following the Annuitant's [85th] birthday, if the Annuity Account Value is greater than the current Annual Ratchet to Age [85] benefit base, the Annual Ratchet to Age [85] benefit base is reset to equal the Annuity Account Value.

EFFECT OF WITHDRAWALS

NOTE TO REGULATOR: THERE ARE THREE ALTERNATIVES FOR ADJUSTING THE GMIB BENEFIT BASE FOR WITHDRAWALS. THEY ARE REFERENCED BELOW AS OPTION 1, 2 AND 3. ALL ADJUSTMENTS ARE DETERMINED ON A CONTRACT YEAR BASIS. THE ONE OPTION WE IMPLEMENT WILL BE REFLECTED IN THIS RIDER AS ISSUED AND WILL NOT CHANGE FOR AN ANNUITANT ONCE ISSUED.

OPTION 1 (DOLLAR FOR DOLLAR ADJUSTMENT ON [5]% OF WITHDRAWALS AND PRO-RATA THEREAFTER FOR BOTH GMIB BENEFIT BASES):

[The [5%] Roll Up to Age [85] and the Annual Ratchet to Age [85] benefit bases will each be reduced by withdrawals. The reduction is determined separately for each benefit base. The reduction of the benefit base is on a dollar-for-dollar basis as long as the sum of your withdrawals in that Contract Year is [5%] or less of the respective benefit base as of the beginning of the Contract Year. Once a withdrawal is made that causes cumulative withdrawals in a Contract Year to exceed [5%] of the respective benefit base as of the beginning of the Contract Year, that entire withdrawal and any subsequent withdrawals in that Contract Year will cause a pro rata reduction of the respective benefit base. (Because your benefit bases may differ from each other, the same withdrawal may produce a pro rata adjustment in one benefit base and not in the other benefit base.)]

OPTION 2 FOR 5% ROLL-UP GMIB BENEFIT BASE ONLY: Dollar for Dollar Adjustment on [5]% of Withdrawals, and Pro-rata thereafter; FOR ANNUAL RATCHET GMIB BENEFIT BASE ONLY: Pro-rata adjustment)

[The [5%] Roll Up to Age [85] and the Annual Ratchet to Age [85] benefit bases will each be reduced by withdrawals. The reduction is determined separately for each benefit base. The Annual Ratchet to Age [85] benefit base will be reduced pro rata by all withdrawals. The reduction of the Roll Up to Age [85] benefit base is on a dollar-for-dollar basis as long as the sum of your withdrawals in that Contract Year is [5%] or less of the [5%] Roll up to age [85] benefit base as of the beginning of the Contract Year. Once a withdrawal is made that causes


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

cumulative withdrawals in a Contract Year to exceed [5%] of the benefit base as of the beginning of the Contract Year, that entire withdrawal and any subsequent withdrawals in that Contract Year will cause a pro rata reduction of the Roll up to age [85] benefit base.]

OPTION 3  (PRO-RATA ADJUSTMENT OF WITHDRAWALS FOR BOTH GMIB BENEFIT BASES):

[The [5%] Roll up to Age [85] and the Annual Ratchet to Age [85] benefit bases will each be reduced pro rata by withdrawals. The reduction is determined separately for each benefit base.]

A pro rata reduction is determined as follows:
1) Divide the amount of your withdrawal by your Annuity Account Value immediately preceding the withdrawal;
2) Multiply the fraction calculated in 1) by the amount of your benefit base immediately preceding the withdrawal. This is the amount of the pro rata reduction.

The GMIB benefit base will also be reduced by any withdrawal charge remaining on the Transaction Date that the Owner exercises the GMIB. The amount of the charge is a withdrawal that will reduce the GMIB benefit base as described above.

The GMIB benefit base does not create an Annuity Account Value or a Cash Value and is used solely for purposes of calculating the GMIB.

[FOR NQ, IRA AND TSA MARKET SEGMENTS ONLY]

[SPECIAL RULES FOR SUCCESSOR OWNER/ANNUITANT

If the Owner/Annuitant dies and the surviving spouse (who is the joint owner or sole primary beneficiary) elects to become Successor Owner/Annuitant (SOA) and is age [84] or younger, the GMIB crediting continues until the Contract Date Anniversary following the SOA's [85th] birthday.

If the SOA is age [85] or older or will be prior to the end of waiting period to exercise GMIB, the benefit ends and any charge that applies ends as of the date of death of the original Owner/Annuitant.

When the SOA continues the [Contract/Certificate], the GMIB can be exercised based on the time elapsed from the Contract Date and SOA's age as of the Transaction Date that SOA takes effect.

If (i) the original Annuitant had attained age [85], and crediting had stopped or (ii) the [Contract/Certificate] had been past the last possible GMIB exercise date, and the GMIB charge had ended, the GMIB feature for the SOA is not reinstated for the SOA.]

THE COST OF THIS RIDER

The charge for this benefit is shown in the Data Pages.


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

GENERAL PROVISIONS OF THIS RIDER

Upon the occurrence of any of the following, this rider and any charge associated herewith will terminate: (i) the [Contract/Certificate] terminates,
(ii) the Annuitant reaches the Contract Date Anniversary following his/her [85th] birthday, (iii) the [Contract/Certificate] is continued under the Beneficiary Continuation Option, if applicable, or (iv) the [Contract/Certificate] is annuitized including exercise of Guaranteed Minimum Income Benefit (also referred to as Living Benefit).



THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

/s/ Christopher M. Condron                  /s/ Pauline Sherman
--------------------------                  -------------------
Christopher M. Condron                      Pauline Sherman
Chairman and Chief Executive Officer        Senior Vice President, Secretary and
                                            Associate General Counsel


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

                        GUARANTEED MINIMUM INCOME BENEFIT
                       TABLE OF GUARANTEED MINIMUM ANNUITY
                                PURCHASE FACTORS
                         FOR INITIAL LEVEL ANNUAL INCOME
                             [SINGLE LIFE] - [MALE]


                                PURCHASE FACTORS

Election Age       Life Annuity with a Period Certain        Life Annuity
------------       ----------------------------------        ------------
                                 NQ/[IRA]
                                 --------
   [60                             4.94                          5.15%
    61                             5.02                          5.26
    62                             5.11                          5.38
    63                             5.20                          5.51
    64                             5.30                          5.64
    65                             5.40                          5.79
    66                             5.50                          5.94
    67                             5.60                          6.10
    68                             5.70                          6.27
    69                             5.81                          6.45
    70                             5.91                          6.64
    71                             6.02                          6.84
    72                             6.12                          7.06
    73                             6.21                          7.28
    74                             6.31                          7.51
    75                             6.40                          7.76
    76                          6.50/6.69                        8.03
    77                          6.59/7.01                        8.31
    78                          6.66/7.38                        8.61
    79                          6.74/7.53                        8.93
    80                          6.81/7.67                        9.27
    81                          7.16/7.81                        9.64
    82                          7.57/7.93                       10.02
    83                             8.05                         10.43
    84                             8.60                         10.87
    85                             9.25                         11.34]


Other forms of annuities may be available.


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